EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated the 20th day of January, 2014 to the Employment Agreement, dated December 18, 2009 (the “Employment Agreement”), by and between Heat Biologics, Inc. (the “Corporation”) and Jeffrey Wolf (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its President and Chief Executive Officer; and

WHEREAS, in recognition of the hard work and performance by Executive and the additional services required due to the Corporation being a public reporting company, the Corporation desires to amend the Employment Agreement.

NOW THEREFORE, for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

Section 3(a)(i) of the Employment Agreement is hereby deleted and replaced with the following: “Effective February 1, 2014, the Corporation shall pay the Executive at the rate of $395,000 per annum (the “Base Salary”) payable no less frequently than monthly in arrears of the first day of each succeeding month.”

2.

The following new Section 3(a) (iii) (D) shall be added to Section 3(a)(iii) of the Employment Agreement: “The Corporation hereby grants to the CEO  stock options to purchase 100,000 shares of its common stock (having a value on the date of grant of approximately $400,000), vesting annually on a two year pro rata basis.

3.

The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

4.

All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

5.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

6.

This Amendment is made and shall be construed and performed under the laws of the State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Matthew Czajkowski
Name:	Matthew Czajkowski
Title:	Chief Financial Officer

/s/ Jeffrey Wolf
JEFFREY WOLF

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